Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ING Financial Services LLC 401(k) Savings Plan of our reports dated March 15, 2010, with respect to the consolidated financial statements and schedules of ING Groep N.V., and the effectiveness of internal control over financial reporting of ING Groep N.V., included in its Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young Accountants LLP
Amsterdam, The Netherlands
July 6, 2010